Exhibit A
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned with respect to the Class A common stock, par value $0.001 per share, of UL Solutions Inc., and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.
Dated: November 8, 2024

ULSE Inc.

By:	/s/ Ron H. Blaustein
Name: Ron H. Blaustein
Title: Senior Vice President and Chief Financial Officer

Underwriters Laboratories Inc.

By:	/s/ D. Michael Murray
Name: D. Michael Murray
Title: Vice President, Corporate and Legal Affairs